                   As filed with the Securities and Exchange Commission on January 23, 2007

                                                                                            Registration Number: 333-139541

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8/A

(Amendment No. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 TRITON PETROLEUM GROUP, INC.

(Exact Name of Registrant as specified in its Charter)

Nevada	98-0232018
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Garrison Lane, Garrison, NY	10524
(Address of principal executive offices)	(Zip Code)

2006 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Michael Margolies

Triton Petroleum Group, Inc.

14 Garrison Inn Lane

Garrison, NY 10524

(914) 424-4100

(Name, Address and Telephone Number of Agent for Service)

Copy to:

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of	Proposed Maximum	Proposed Maximum
Securities	Amount to	Offering	Aggregate	Amount of
to be Registered	be Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock,	20,000,000 shares	$0.04½	$900,000	$96.30
$.001 par value

(1)

This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)

The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 20,000,000 shares by $0.04½, the closing price for the Common Stock reported on the OTC Bulletin Board as of December 15, 2006.

Amendment No. 1

This amendment is being filed in order to include a resale prospectus in the registration statement

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

Triton Petroleum Group, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)

Triton Petroleum’s Annual Report on Form 10-KSB for the year ended December 31, 2005;

(b)

Triton Petroleum’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

(c)

Triton Petroleum’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

(d)

Triton Petroleum’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006; and

(e)    the description of Triton Petroleum’s Common Stock contained under the heading “Description of Securities” in the Registration Statement on Form SB-2 filed on June 26, 2001 (File No. 333-63838).

Triton Petroleum is also incorporating by reference all documents hereafter filed by Triton Petroleum pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.

Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

      Robert Brantl, Esq., counsel to Triton Petroleum, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl holds no interest in the securities of Triton Petroleum Group, Inc.

Item 6.

Indemnification of Directors and Officers.

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

The Articles of Incorporation of Triton Petroleum Group, Inc. provide that Triton Petroleum shall indemnify its officers and directors to the full extent permitted by Nevada corporation law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

4.1

2006 Equity Incentive Plan

5

Opinion of Robert Brantl, Esq.

23.1

      Consent of Brown Smith Wallace, L.L.C.

23.2

Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.

Undertakings.

Triton Petroleum Group, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Triton Petroleum pursuant to the provisions of the Nevada General Corporation Law or otherwise, Triton Petroleum has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Triton Petroleum of expenses incurred or paid by a director, officer or controlling person of Triton Petroleum in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Triton Petroleum will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Amendment No. 2.

REOFFER PROSPECTUS

 TRITON PETROLEUM GROUP, INC.

20,000,000 Shares of Common Stock

The shares are being offered by persons who are officers, directors or otherwise control persons of Triton Petroleum Group, Inc.  They acquired the shares from Triton Petroleum Group, either as the recipients of grants of stock or by exercising stock options issued to them by Triton Petroleum Group.

Triton Petroleum Group common stock is listed for trading on the Pink Sheets under the trading symbol “AMPE.”

As long as our common stock remains quoted exclusively on the Pink Sheets, the selling shareholders intend to resell their shares at a resale price of $.01 per share.  If a trading market for Triton Petroleum Group common stock develops on the OTC Bulletin Board, then the selling shareholders will negotiate with the market makers for Triton Petroleum Group common stock to determine the prices at which they will sell the common stock.

Purchase of Triton Petroleum Group common stock involves substantial risk.  Please see “Risk Factors,” which begins on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Triton Petroleum Group, Inc.

14 Garrison Inn Lane

Garrison, NY 10524

914-424-4100

The date of this prospectus is January 23, 2007

TABLE OF CONTENTS

RISK FACTORS

SELLING SHAREHOLDERS

OTHER AVAILABLE INFORMATION

INDEMNIFICATION

RISK FACTORS

You should carefully consider the risks described below before buying our common stock.  If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

I.  Risks Attendant to our Business

Our business will fail if we are unable to obtain substantial additional capital on acceptable terms.

On September 30, 2006 our balance sheet showed a working capital deficit of $3,826,850.  Because of that working capital deficit, we are unable to purchase raw materials in the quantities that we need to satisfy our orders.  Primarily for that reason, our operations in recent years have generated gross profits that are insufficient to cover our overhead, and we have incurred consistent and substantial losses.  Unless we are able to obtain capital or credit sufficient to fund a significant expansion of our operations, it is likely that our business will fail.

We have defaulted in meeting our obligations under major credit agreements, which could result in cessation of our operations.

We are currently in default under the terms of certain financing arrangements that we entered in 2005.  The creditor could commence legal action to enforce its rights.  If it did, the likely result would be a judgment that we may be unable to pay.  The creditor could then attempt to force us into a liquidation proceeding, in order to satisfy the judgment.  If that occurred, our shareholders would lose most or all of their investment.

Unless we are able to maintain our technology at the state-of-the-art, it is likely that our business will fail.

Our business depends on the value of the products we sell.  Competition among oil additive producers is substantial, and is driven by a combination of money and technology.  In order to compete effectively, it will be necessary for us to continually develop new products and to improve those we now sell.  If we are unable to develop or obtain competitive technology, we will lose customers and the revenues associated with them.

We may be unable to employ and retain the qualified personnel that will be necessary for our success.

There is great demand for the engineers and skilled manufacturing personnel that we require in order to operate competitively.  We will have to offer substantial incentives in order to obtain the services of individuals with useful experience in the oil additive industry.  As a result, our labor costs may be greater than they would be in a less competitive industry.  On the other hand, if we are unable to employ the qualified individuals that we will need, our business may fail.

Our business development could be hindered if we lost the services of our Chief Executive Officer.

Michael Margolies is the Chief Executive Officer of Triton Petroleum Group.  Mr. Margolies is responsible for strategizing not only our business plan but also the means of financing it.  If Mr. Margolies were to leave us or become unable to fulfill his responsibilities, our business would be imperiled.  At the very least, there would be a substantial delay in the development of our plans until a suitable replacement for Mr. Margolies could be retained.

Triton Petroleum Group is not likely to hold annual shareholder meetings in the next few years.

Nevada corporation law provides that members of the board of directors retain authority to act until they are removed or replaced at a meeting of the shareholders.  Absent a legal action, the board has no obligation to call a shareholders meeting.  Unless a shareholders meeting is held, the existing directors elect directors to fill any vacancy that occurs on the board of directors.  The shareholders, therefore, have no control over the constitution of the board of directors, unless a shareholders meeting is held.

Since it became a public company, Triton Petroleum Group has never held an annual or a special meeting of shareholders.  The current Board of Directors of Triton Petroleum Group were appointed by the previous Board of Directors.  Any new directors will likely be appointed by the current directors.  Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved.  Therefore, any new members of the Board of Directors or any replacements for current members will be nominated and elected by the present members of the Board.

II. Risks Factors Attendant to Ownership of our Common Stock

The volatility of the market for Triton Petroleum Group common stock may prevent a shareholder from obtaining a fair price for his shares.

Triton Petroleum Group at the present time has only a small number of market makers and is thinly traded.  As a result, the market price for our common stock is volatile, at times moving over 50% in one day.  Unless and until the market for our common stock grows and stabilizes, the common shares you purchase will remain illiquid.  A shareholder in Triton Petroleum Group who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

If we are unable to obtain a listing on the OTC Bulletin Board, the market for our common stock will be limited.

The common stock of Triton Petroleum Group is currently quoted only on the Pink Sheets.  Only a limited number of brokers will sell Pink Sheet stocks to their clients.  As a result, most Pink Sheet stocks have limited liquidity.  In 2006 Triton Petroleum Group was removed from the OTC Bulletin Board due to late filings with the Securities and Exchange Commission.  It is unlikely, therefore, that we will be able to return to the OTC Bulletin Board until the second half of 2007.  We do not know how soon we will be able to obtain a listing.  Nor are we assured that our application will be accepted by the OTC Bulletin Board.  If we are unable to obtain an OTC Bulletin Board listing, or if it is delayed for a lengthy period, shareholders may find it difficult to sell our stock.

SELLING SHAREHOLDERS

The table below contains information regarding the individuals who are using this prospectus to offer common shares.

Percentage of

Shares Owned

Number of

Shares Owned

Class Held

Selling Shareholder

Position

Before Offering

Shares Offered

After Offering

After Offering

Stanley Chason	Director	3,000,000	3,000,000	0	--

OTHER AVAILABLE INFORMATION

Triton Petroleum Group, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)

Triton Petroleum Group’s Annual Report on Form 10-KSB for the year ended December 31, 2005;

(b)

Triton Petroleum Group’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

(c)

Triton Petroleum Group’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

(d)

Triton Petroleum Group’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006; and

(e)    the description of Triton Petroleum Group’s Common Stock contained under the heading “Description of Securities” in the Registration Statement on Form SB-2 filed on June 26, 2001 (File No. 333-63838).

Triton Petroleum Group is also incorporating by reference all documents hereafter filed by Triton Petroleum Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Upon written request, Triton Petroleum Group will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference.  We will provide the information at no cost to the person who requests it. Any such request should be made to Michael Margolies, Chief Executive Officer, Triton Petroleum Group, Inc., 14 Garrison Inn Lane, Garrison, NY 10524.

Triton Petroleum Group files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company.   In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

 INDEMNIFICATION

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.  The

Articles of Incorporation of Triton Petroleum Group, Inc. provide that Triton Petroleum shall indemnify its officers and directors to the full extent permitted by Nevada corporation law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

*       *       *       *       *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Triton Petroleum Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Garrison, State of New York on the 23rd day of January, 2007.

TRITON PETROLEUM GROUP, INC.

By: /s/ Michael Margolies

Michael Margolies, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on January 23, 2007.

/s/ Michael Margolies

Michael Margolies, Director,

Chief Executive Officer,

Chief Financial Officer

________________________

Ron Shapss, Director

/s/ Elliott Cole

Elliott Cole

/s/ Stanley Chason

Stanley Chason